Exhibit 10.5E

CVB FINANCIAL CORP. 2008 EQUITY INCENTIVE PLAN

AMENDMENT NO. 4

THIS AMENDMENT NO. 4 (this “Amendment”) to the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), is adopted by CVB Financial Corp., a California corporation (the “Company”), effective as of January 1, 2017. All capitalized terms in this Amendment shall have the same meaning as in the Plan.

WHEREAS, pursuant to Section 8.1 of the Plan, the Board of Directors of the Company may, in its sole discretion, amend the Plan, or any part thereof, at any time and for any reason; provided that no such amendment alters or impairs any rights or obligations under any award previously granted to any participant in the Plan;

WHEREAS, the Financial Accounting Standards Board has amended Compensation – Stock Compensation (Topic 718) to increase the amount of federal, state and local taxes that may be withheld from equity awards by means of netting of shares from the awards with such awards continuing to qualify for equity classification for financial accounting purposes;

WHEREAS, the Board of Directors has deemed it to be in the best interests of the Company to amend Section 9.2 of the Plan to adopt the tax withholding provisions now permitted under such Topic 718, and on February 22, 2017, adopted an amendment to the Plan in the form set forth below:

NOW THEREFORE, in compliance with the terms of the Plan, Section 9.2 of the Plan is amended in its entirety to read as follows:

9.2 Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case that Shares that would otherwise be issued to the Participant are withheld by the Company to satisfy the tax withholding, the Shares applied to such tax withholding shall have a Fair Market Value that is no greater than the maximum statutory federal, state or local tax rates that could apply to the Award in the jurisdictions applicable to the Participant on the date that the amount of tax to be withheld is to be determined, or such other limitation as may be required by then applicable accounting rules and regulations to maintain favorable equity accounting treatment for the Award. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

Survival. Except as modified hereby, all of the provisions of the Plan remain in full force and effect.

References. Any reference to the Plan contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Plan as modified by this Amendment.

IN WITNESS WHEREOF, this Amendment to the Plan is effective as of the date first above written.

CVB FINANCIAL CORP.

By:	/s/ E. Allen Nicholson
Name: E. Allen Nicholson
Title: Chief Financial Officer